EXHIBIT 10.3

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

HENRY SCHEIN, INC. 2013 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 14, 2013)

THIS AGREEMENT (the “Agreement”) made as of             , 20191 (the “Grant Date”), by and between Henry Schein, Inc. (the “Company”) and Stanley M. Bergman (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Henry Schein, Inc. 2013 Stock Incentive Plan (As Amended and Restated Effective as of May 14, 2013), as amended from time to time, a copy of which is on file with the Company’s Corporate Human Resources Department and is available for Participant to review upon request at reasonable intervals as determined by the Company (the “Plan”), which is administered by a Committee appointed by the Company’s Board of Directors (the “Committee”); and

WHEREAS, pursuant to Section 9 of the Plan, the Committee may grant Restricted Stock Units to Key Employees under the Plan; and

WHEREAS, the Participant is a Key Employee of the Company.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Grant of Restricted Stock Units.

(a)    Subject to the restrictions and other conditions set forth herein, the Committee has authorized this grant of [            ] Restricted Stock Units to the Participant on the Grant Date.

2.	Vesting and Payment.

(a)    Except as otherwise provided in this Section 2, the Restricted Stock Units awarded under this Agreement shall not vest until December 31, 2022 (the “Vesting Date”). Notwithstanding anything herein to the contrary, but except as set forth in Sections 2(b), 2(c), 2(d) and 2(e), the Participant must be continuously employed by the Company or a Subsidiary from the Grant Date through the Vesting Date.

(b)    Retirement. In the event of the Participant’s Retirement (as defined in the Amended and Restated Employment Agreement dated as of August 8, 2019, between the Company and the Participant (the “Employment Agreement”)) prior to the Vesting Date, a pro-rata portion of the Restricted Stock Units shall vest, based on Participant’s service with the Company through the date of Retirement (such date referred to herein as a “Pro-rata Vesting Date”). The remaining Restricted Stock Units (i.e., any Restricted Stock Units that are not vested on the Pro-Rata Vesting Date) shall be deemed vested on the Vesting Date, subject to the Participant’s compliance with the restrictive covenants set forth in Section 6 of the Employment Agreement through the Vesting Date. If the Participant breaches such restrictive covenants prior to the Vesting Date, the remaining Restricted Stock Units shall be forfeited.

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To be granted automatically, without further action of the Compensation Committee, on the first business day immediately following the twentieth (20th) trading day after August 8, 2019, subject in all cases to the Participant’s continued employment through the actual grant date of the RSU Award.

(c)    Death or Disability. In the event of the Participant’s death (prior to a Termination of Employment or following Retirement as described in Section 2(b) or a Termination of Employment as described in Section 2(e)) or Disability (prior to a Termination of Employment), the Restricted Stock Units shall become fully vested on such death or Disability. For purposes of this Agreement, “Disability” means that the Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

(d)    Change of Control. In the event of the Participant’s Termination of Employment for any reason, other than for Cause (as defined in the Employment Agreement), within the two year period following a Change of Control, the Restricted Stock Units shall become fully vested upon the Participant’s Termination of Employment (the “Change of Control Vesting Date”). For purposes of this Agreement, a “Change of Control” shall mean the occurrence of a Section 409A Change of Control (as defined in Section 3). In the event of a Change of Control occurring on or after the Participant’s Retirement or Termination of Employment without Cause or for Good Reason, and on or before December 31, 2022, the remaining Restricted Stock Units (i.e., any Restricted Stock Units that are not vested on the applicable Pro Rata Vesting Date) shall become fully vested upon the Change of Control.

(e)    Termination of Employment without Cause or for Good Reason. In the event the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason (as such terms are defined on the Employment Agreement), a pro-rata portion of the Restricted Stock Units shall vest, based on Participant’s service with the Company through the date of Termination of Employment (such date referred to herein as a “Pro-rata Vesting Date”). The remaining Restricted Stock Units (i.e., any Restricted Stock Units that are not vested on the Pro-Rata Vesting Date) shall be deemed vested on the Vesting Date notwithstanding the Participant’s Termination of Employment prior to such date.

(f)    Payment. The Participant shall be entitled to receive one share of Common Stock with respect to one vested Restricted Stock Unit. The Participant shall be paid one share of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days of the Vesting Date; except that:

(i)    in the event of the Participant’s death, the Participant’s estate shall be paid within thirty (30) days of the Participant’s death;

(ii)    in the event of the Participant’s Disability, the Participant shall be paid within thirty (30) days of Disability;

(iii)    in the event of a Change of Control Vesting Date, the Participant shall be paid within thirty (30) days of the Change of Control Vesting Date, subject to a six month delay following the Participant’s Termination of Employment to the extent required by Section 409A of the Code;

(iv)    in the event of the Participant’s Retirement, the Participant shall be paid (A) with respect to the pro-rata portion of Restricted Stock Units vested on his Retirement, within thirty (30) days of the Pro-rata Vesting Date, subject to a six month delay following the Participant’s Retirement to the extent required by Section 409A of the Code, and (B) with respect to the remaining Restricted Stock Units, subject to compliance with Section 2(b), within thirty (30) days of the earlier of the Vesting Date or a Change of Control;

(v)    in the event of the Participant’s Termination of Employment without Cause or Termination of Employment for Good Reason whether occurring on, before or after a Change of Control, the Participant shall be paid (A) with respect to the pro-rata portion of Restricted Stock Units vested on his date of Termination of Employment, with thirty (30) days of the Pro-rata Vesting Date, subject to a six month delay following the Participant’s Termination of Employment to the extent required by Section 409A of the Code, and (B) with respect to the remaining Restricted Stock Units, within thirty (30) days of the earlier of the Vesting Date or a Change of Control;

(vi)    in the event of non-renewal of the Employment Agreement, the Participant shall be paid within thirty (30) days of the Vesting Date.

3.    Change of Control Definition. For purposes of this Agreement, a “Section 409A Change of Control” shall have the meaning set forth in Appendix A, attached hereto; provided, that, no event shall constitute a “Change of Control” for purposes of this Agreement unless such event also qualifies as a “change in control event” for purposes of Treasury Regulation § 1.409A-3(i)(5).

4.    Termination. Except as otherwise provided in Sections 2(b), 2(c), 2(d) and 2(e), all unvested Restricted Stock Units will be forfeited on the Participant’s Termination of Employment.

5.    Dividend Equivalents. Cash dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in Shares and will be held uninvested and without interest. The Participant’s right to receive any such cash dividends shall vest if and when the related Restricted Stock Unit vests, and such cash dividends shall be paid in cash to the Participant if and when the related Restricted Stock Unit is paid to the Participant. Stock dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to the Participant. The Participant’s right to receive any such stock dividends shall vest if and when the related Restricted Stock Unit vests, and such stock dividends shall be paid in stock to the Participant if and when the related Restricted Stock Unit is paid to the Participant.

6.    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares covered by any Restricted Stock Unit unless and until the Participant has become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.

7.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

8.    Amendment. The Board or the Committee may amend, suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

9.    Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: General Counsel

If to the Participant, to the address on file with the Company.

10.    No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its Subsidiaries will employ or retain, or to continue to, employ or retain the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Stock Unit is outstanding, nor does it modify in any respect the Company or its Subsidiary’s right to terminate the Participant’s employment or modify the Participant’s compensation, except to the extent provided in the Participant’s Employment Agreement.

11.    Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 11.

12.    Securities Representations. The grant of the Restricted Stock Units and issuance of Shares upon vesting of the Restricted Stock Units shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the Restricted Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a)    He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this section.

(b)    If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(c)    If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

13.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company of any personal data information related to the Restricted Stock Units awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant.

14.    Section 409A. Any provisions in this Agreement providing for the payment of “nonqualified deferred compensation” (as defined in Section 409A of the Code and the Treasury regulations thereunder) to the Participant are intended to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate or defer the timing of the payment of any such nonqualified deferred compensation, except in compliance with Section 409A of the Code and this Agreement, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A of the Code and this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

15.    Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(a)    This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

(b)    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(c)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

HENRY SCHEIN, INC.

Michael S. Ettinger Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary

Stanley M. Bergman

Appendix A

This is Appendix A to the Restricted Stock Unit Agreement Pursuant to the Henry Schein, Inc. 2013 Stock Incentive Plan (As Amended and Restated Effective as of May 14, 2013) (the “RSU Agreement”). For purposes of Section 3 of the RSU Agreement, a “Section 409A Change of Control” shall be deemed to have occurred upon:

(i) an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of (A) 50% or more of the then outstanding Shares or (B) 33% or more of the total combined voting power of the then outstanding voting securities of HSI entitled to vote generally in the election of directors (the “Outstanding HSI Voting Securities”); excluding, however, the following: (w) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (x) any acquisition by the Company, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (A), (B) and (C) of paragraph (iii) below are satisfied; or

(ii) within any 12-month period beginning on or after the date of the RSU Agreement, the individuals who constitute the Board immediately before the beginning of such period (the Board as of the date hereof shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Subsection any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by HSI’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who are also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) the consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 33% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be, will beneficially own, directly or indirectly, 33% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such sale or other disposition to a corporation with respect to which, following such sale or other disposition, (x) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and Outstanding HSI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock and Outstanding HSI Voting Securities, as the case may be, (y) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the outstanding Common Stock or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

(v) No event set forth herein shall constitute a “Section 409A Change of Control” unless such event also qualifies as a “change in control event” for purposes of Treasury Regulation § 1.409A-3(i)(5). Accordingly, the definition of “Section 409A Change of Control” set forth herein shall be limited, construed and interpreted in accordance with Section 409A and the regulations issued thereunder.